April 25, 1996



Via EDGAR

Securities and Exchange Commission
450 Fifth Street, N.W.
Judiciary Plaza
Washington, D.C.  20549

Re:	The Titan Corporation - Commission File No. 1-6035 Form 8-K

Gentlemen and Ladies:

Pursuant to Rule 13a-13 or Rule 15d-13 of the Securities
Exchange Act of 1934, enclosed for filing with the Commission is a Current Report on Form 8-K dated April 19, 1996.

An executed copy of this report is being filed with the New
York Stock Exchange.

Sincerely,

/s/ David A. Hahn

David A. Hahn
Senior Vice President
General Counsel and Secretary


cc:	New York Stock Exchange



SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  29549


Form 8-K


CURRENT REPORT



Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934


Date of Report (Date of earliest event reported):	April 19, 1996



THE TITAN CORPORATION
(Exact name of registrant as specified in its charter)



Delaware				95-2588754
(State or other jurisdiction of		(I.R.S. Employer
incorporation of organization)		Identification No.)


3033 Science Park Road
San Diego, California				92121
(Address of principal executive offices)	(Zip Code)

(619) 552-9500
(Registrant's telephone number)



Item 5.	Other Events

On April 19, 1996, The Titan Corporation ("Titan") entered into definitive agreements to acquire three privately-held affiliated businesses--Eldyne, Inc., a California corporation ("Eldyne"), Unidyne Corporation, a Virginia corporation ("Unidyne") and Diversified Control Systems, LLC, a Nevada limited liability company ("DCS"). Eldyne, Unidyne and DCS are information technology businesses that provide the Department of Defense and other government customers with systems research, development and prototyping, fleet integration, insertion of technology into existing systems, control systems and life cycle support. Eldyne, Unidyne and DCS are controlled by Mr. Jack D. Witt.

The Eldyne transaction is structured as a merger of Eldyne with ELD Acquisition Sub, Inc., a California corporation and wholly-owned subsidiary of Titan, with Eldyne being the surviving corporation. The Unidyne transaction is structured as a merger of Unidyne with UNI Acquisition Sub, Inc., a Virginia corporation and wholly-owned subsidiary of Titan, with Unidyne being the surviving corporation. The DCS transaction is structured as an asset purchase by DCS Acquisition Sub, Inc., a Delaware corporation and wholly-owned subsidiary of Titan, of all of the assets of DCS in exchange for cash and Titan's assuming specified liabilities of DCS. The overall transaction consideration consists of a combination of Titan common stock, preferred stock, cash, a promissory note, assumption of indebtedness and other consideration valued at approximately $23.6 million. The transaction will be accounted for as a purchase.

In addition, in connection with the transactions, Titan would enter into settlement agreements with certain individuals, including Witt, who would receive additional shares of Titan Common Stock in satisfaction of existing Eldyne and Unidyne obligations or obligations which would arise as a result of the Eldyne and Unidyne transactions. Also in connection with the transactions, Titan and Witt would also enter into a Retainer Agreement, pursuant to which Witt would be retained as a consultant of Titan for six years following the closing.

Under both the Eldyne and the Unidyne agreements, Titan and Witt would enter into a stockholder's agreement pursuant to which Witt would agree for a period of two years to cause all shares of Titan Common Stock and Titan Preferred Stock which Witt has the right to vote to be voted in proportion to the vote of the other outstanding voting securities of the Company in respect of each proposal submitted for a stockholder vote. In addition, the shares to be received by Witt are subject to certain transfer restrictions. Also, under a registration rights agreement, all shares of Titan Common Stock issuable in the transactions and issuable upon conversion of the Titan Preferred Stock will be registered under the Securities Act of 1933, as amended, following the closing.

In the aggregate, the Titan Common Stock and Preferred Stock received by Witt pursuant to the transactions will represent approximately 10.2% of the outstanding voting stock of Titan following the transactions, and the aggregate Titan Common Stock and Preferred Stock received by all persons (including Witt) pursuant to the transactions will represent approximately 14.5% of the outstanding voting stock of Titan following the transactions.

In addition, 208,333 shares of Titan Common Stock to be issued to Witt would be placed into an escrow account for a period of up to twenty-four months (subject to extension in certain circumstances) to provide indemnification to Titan for breaches of the agreements and certain other defined matters. Also, Titan has deposited $500,000 in cash into an escrow account, which will be paid to Eldyne, Unidyne, DCS and Witt as liquidated damages in the event the agreements are terminated, or the transactions are not consummated as a result of a material breach by Titan of its obligations under the agreements, or Titan's inability to obtain the consent of its lender to the transactions.

The transactions are subject to satisfaction of various closing conditions, including the expiration of applicable waiting periods under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, the approval by the Unidyne shareholders of the Unidyne Agreement and the concurrent closings of all three transactions. The transactions are expected to be consummated in late May 1996. There can be no assurance, however, that the transactions will be consummated.

SIGNATURES


Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


THE TITAN CORPORATION
(Registrant)


DATE:  April 25, 1996		By:  	/s/ David A. Hahn
David A. Hahn
Senior Vice President
General Counsel and
Secretary